Exhibit 99.1

           THE GYMBOREE CORPORATION REPORTS THIRD QUARTER 2005 RESULTS

    SAN FRANCISCO, Nov. 16 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) today reported earnings from continuing operations of $12.6 million, or $0.39 per diluted share, for the third fiscal quarter ended October 29, 2005, compared to earnings from continuing operations of $7.5 million, or $0.24 per diluted share, for the same period last year. Operating income for the quarter increased over 200% to $22.7 million compared to $7.4 million in the prior year.

    Net sales from retail operations for the third fiscal quarter ended October 29, 2005, totaled $174.5 million, a 14% increase over the $152.8 million in net sales from retail operations for the third fiscal quarter of the prior year. As previously reported, comparable store sales from retail operations for the third fiscal quarter increased 10% over the same period last year. Total net sales for the third fiscal quarter were $177.1 million, an increase of 14% compared to total net sales of $155.6 million for the third fiscal quarter last year.

    Business Outlook

    For the fourth fiscal quarter, the Company expects a low to mid single digit comparable store sales increase over the prior year. The Company continues to expect fourth fiscal quarter income from continuing operations in the range of $0.37 to $0.39 per diluted share. For the full fiscal year 2005, the Company now expects income from continuing operations to be in the range of $0.81 to $0.83 per diluted share.

    For the full fiscal year 2006, the Company expects its earnings from continuing operations before the effect of stock based compensation to be in the range of $1.03-$1.09 per diluted share. The Company will adopt FAS Statement 123R "Share-Based Payment" beginning in fiscal 2006 which is expected to reduce earnings in the range of $0.08-$0.10 per diluted share.

    Management Presentation

    The live broadcast of the discussion of third fiscal quarter 2005 earnings results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, November 16, 2005. To listen to the live broadcast over the Internet, please log on to www.gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls, Webcasts & Presentations." A replay of the call will be available two hours after the broadcast through midnight ET, Wednesday, November 23, 2005, at 800-642-1687, passcode 1733758, as well as archived on our Website at the same location as the live Webcast.

    About The Gymboree Corporation

    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of October 29, 2005, the Company operated a total of 663 stores: 574 Gymboree(R) retail stores (546 in the United States and 28 in Canada), 11 Gymboree(R) Outlet retail stores, 62 Janie and Jack(R) retail shops and 16 Janeville(R) retail stores in the United States. The Company also operates online stores at www.gymboree.com and www.janieandjack.com, and offers directed parent-child developmental play programs at 522 franchised and company-operated centers in the United States and 24 other countries.

    Forward-Looking Statements

    The foregoing financial information for the fiscal quarter-ended October 29, 2005, is un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated sales growth and cash flows and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, unanticipated costs actually incurred in connection with the wind down of our UK and Ireland operations, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargoes from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 29, 2005. These forward-looking statements reflect The Gymboree Corporation's expectations as of November 16, 2005. The Gymboree Corporation undertakes no obligation to update the information provided herein.

    NOTE: Gymboree, Janie and Jack and Janeville are registered trademarks of The Gymboree Corporation.

                            THE GYMBOREE CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except per share and store data)
                                   (Unaudited)

                                        13 Weeks Ended                39 Weeks Ended
                                 ---------------------------   ---------------------------
                                  October 29,    October 30,    October 29,    October 30,
                                     2005           2004           2005           2004
                                 ------------   ------------   ------------   ------------
Net sales:
  Retail                         $    174,507   $    152,823   $    464,582   $    410,746
  Play & Music                          2,576          2,785          7,505          7,961
    Total net sales                   177,083        155,608        472,087        418,707
Cost of goods sold,
 including buying and
 occupancy expenses                   (95,779)       (93,944)      (278,918)      (253,457)
Gross profit                           81,304         61,664        193,169        165,250
Selling, general and
 administrative expenses              (58,638)       (54,306)      (168,561)      (151,984)
  Operating income                     22,666          7,358         24,608         13,266
Other income                              488             69            989            451
  Income before income taxes
   and cumulative effect of
   change in accounting
   principle                           23,154          7,427         25,597         13,717
Income tax benefit
 (expense) (1)                        (10,588)           122        (11,462)        (2,174)
Income from continuing
 operations                            12,566          7,549         14,135         11,543
Income (loss) from
 discontinued operations,
 net of tax                                46         (3,377)           653         (3,315)
Income before cumulative
 effect of change
 in accounting principle               12,612          4,172         14,788          8,228
Cumulative effect of change
 in accounting principle,
 net of tax                                --             --             --          1,228
  Net income                     $     12,612   $      4,172   $     14,788   $      9,456

Basic per share amounts:
Income from continuing
 operations                      $       0.40   $       0.25   $       0.45   $       0.38
Income (loss) from
 discontinued operations,
 net of tax                                --          (0.11)          0.02          (0.11)
Cumulative effect of change
 in accounting principle,
 net of tax                                --             --             --           0.04
  Net income                     $       0.40   $       0.14   $       0.47   $       0.31

Diluted per share amounts:
Income from continuing
 operations                      $       0.39   $       0.24   $       0.44   $       0.37
Income (loss) from
 discontinued operations,
 net of tax                                --          (0.11)          0.02          (0.11)
Cumulative effect of change
 in accounting principle,
 net of tax                                --             --             --           0.04
Net income                       $       0.39   $       0.13   $       0.47   $       0.30

Weighted average shares
 outstanding:
  Basic                                31,370         30,801         31,263         30,657
  Diluted                              32,051         31,346         31,767         31,355

Number of stores at end of
 period                                   663            642(2)         663            642(2)

(1) Our estimated annual effective tax rate for fiscal 2005 approximates 37%. Income tax expense for the 13 weeks and 39 weeks ended October 29, 2005 includes approximately $1.9 million or $0.06 per diluted share of additional expense resulting from the true-up of the fiscal 2004 tax return filed in the quarter and the establishment of a valuation allowance for certain deferred tax assets. Income tax expense for the 13 weeks and 39 weeks ended October 30, 2004 includes a $3.4 million or $0.11 per diluted share tax benefit resulting from a favorable resolution of certain income tax issues.

(2)  Does not include discontinued operations.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                       October 29,    January 29,    October 30,
                                          2005           2005           2004
                                      ------------   ------------   ------------
Current Assets
  Cash and cash equivalents           $     34,132   $     30,599   $     24,608
  Marketable securities                     58,275         30,000         40,000
  Accounts receivable                       12,095         16,547         20,332
  Merchandise inventories                  100,814         97,237         91,706
  Prepaid income taxes                       7,752          3,554             --
  Prepaid expenses and deferred
   taxes                                     5,700          6,789          3,606
  Current assets of discontinued
   operations                                  514          1,794          4,428
    Total current assets                   219,282        186,520        184,680

Property and Equipment, net                148,492        150,746        146,097
Lease Rights, Deferred Taxes and
 Other Assets                                4,969         14,433         12,777

Total Assets                          $    372,743   $    351,699   $    343,554

Current Liabilities
  Accounts payable                    $     45,404   $     39,241   $     38,245
  Accrued liabilities                       40,812         41,803         43,391
  Current liabilities of
   discontinued operations                     956          7,144          5,631
    Total current liabilities               87,172         88,188         87,267

Long Term Liabilities
  Deferred rent and other
   liabilities                              49,458         46,105         39,943

Stockholders' Equity                       236,113        217,406        216,344

  Total Liabilities and
   Stockholders' Equity               $    372,743   $    351,699   $    343,554

SOURCE  The Gymboree Corporation
    -0-                             11/16/2005
    /CONTACT: investors, Blair W. Lambert, +1-415-278-7933, or investor_relations@gymboree.com, or media, Kimberly Kim, +1-415-278-7472, or media_relations@gymboree.com, both of The Gymboree Corporation/
    /Web site:  http://www.gymboree.com /